Exhibit 4.1

SHARE CERTIFICATE

Number [A1]	Shares [1]

GIgabit Inc.

(incorporated in the Cayman Islands under the Companies Act (as revised))

THIS SHARE CERTIFICATE CERTIFIES THAT as of [date], [Name of Shareholder] of [Address of Shareholder] is the registered holder of [1] Ordinary Share of nominal or par value of US$0.0001 each in the above named Company which is held subject to, and transferable in accordance with, the Memorandum and Articles of Association of the Company (as Revised).

In Witness Whereof the Company has authorised this certificate to be issued on [date].

By
Director